UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 29, 2008
(Date of Earliest Event Reported)

China Agri-Business, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	333-140118	20-3912942
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

In the People’s Republic of China:
Finance Plaza, 9th Floor, Hi-Tech Road No. 42, Hi-Tech Industrial Development Zone, Xi-An, China 710068
In the United States:
11 East 86th Street, New York, New York 10028
(Address of principal executive offices)

In the United States: (212) 348-5600
In the People’s Republic of China : (86) 29-88222938
(Registrant's telephone number, including area code)

N/A
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation.
Item 3.02 Unregistered Sales of Equity Securities.

On September 29, 2008, China Agri-Business, Inc. (the “Company”) completed the first closing (the “Closing”) of a private placement consisting of 3% unsecured convertible notes with a conversion price of $0.50 (the “Notes”) and series C warrants with an exercise price of $1.50 (the “C Warrants”).

In connection with the Closing, the Company entered into subscription agreements with two accredited investors (the “Investors”) for the sale of Notes in an aggregate principal amount of $500,000 and C Warrants to purchase an aggregate of 500,000 shares of the Company’s common stock. The Company received net proceeds of $431,500 (the “Proceeds”). The Company plans to use the Proceeds to pursue the expansion of its manufacturing and distribution operations and for general working capital purposes.

Terms of the Notes and Warrants

The Notes mature two years from the date of issuance and bear interest at the rate of 3% per annum, payable annually in cash or in shares common stock, subject to approval of the holder. Any interest which is not paid when due shall bear interest at the rate of fifteen percent (15%) per annum. Any principal which is not paid when due shall bear interest at the rate of eight percent (8%) per annum. The Notes are convertible at the option of the holder into common stock of the Company at an initial conversion price of $0.50 per share (the “Conversion Price”). The Conversion Price is subject to adjustment upon the occurrence of stock splits, combinations, dividends, and subsequent offerings, as set forth in the Notes.

Subject to effectiveness of the registration statement (as defined below), the Company shall have the right to prepay the Notes at 110% of the outstanding principal amount any time prior to the maturity date, and upon thirty (30) days prior written notice to the Holders.

The C Warrants have a term of three years. In addition, upon exercise of the C Warrant, each C Warrant holder shall be issued a series D warrant (the “D Warrants”, and collectively with the Series C Warrants, the “Warrants”). The D Warrants shall have a term of three years and an exercise price of $2.00 per share. The exercise price of the Warrants is subject to adjustment upon the occurrence of stock splits, combinations, dividends, and subsequent offerings, as set forth in the Warrants.

The Company may call for the termination of any unexercised portion of the C Warrants upon consummation of a subsequent offering by the Company of not less than $7.5 million in gross proceeds, and upon thirty (30) days written notice to the holders.

A copy of the form of Note is annexed hereto as Exhibit 4.1 and is incorporated herein by reference. A copy of the form of Series C Warrant is annexed hereto as Exhibit 4.2 and is incorporated herein by reference. A copy of the form of Series D Warrant is annexed hereto as Exhibit 4.3 and is incorporated herein by reference.

Registration Rights Agreement

The Company has entered into registration rights agreements with the Investors pursuant to which the Company has agreed to prepare and file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) not later than 60 calendar days after the final closing (the “Filing Date”), under which it shall seek to register for resale, in the amounts set forth in the Registration Rights Agreement (i) the warrant shares issuable upon exercise of the Warrants, and (ii) the conversion shares issuable upon conversion of the Notes. In addition, the Company has agreed to use its good faith efforts to cause the Registration Statement to be declared effective by the Commission within 90 calendar days from the Filing Date (or within 120 calendar days from the Filing Date if the Registration Statement is reviewed by the Commission).

In the event that its obligations under the registration rights agreements are not met, the Company is subject to liquidated damages payments in an amount equal to two percent (2%) of the purchase price per month, subject to a maximum of twenty four percent (24%). A copy of the form of registration rights agreement is annexed hereto as Exhibit 10.2 and is incorporated herein by reference.

Placement Agent Commissions

In connection with the Closing, the placement agent received a cash commission of $40,000 and an expense allowance of $25,000. In addition, the placement agent is entitled to receive warrants to purchase 80,000 shares of the Company’s common stock at an exercise price of $1.00 per share for a term of three years.

The Company believes that this private placement is exempt from registration under the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description

4.1	Form of 3% Convertible Note
4.2	Form of Series C Warrant
4.3	Form of Series D Warrant
10.1	Form of Subscription Agreement
10.2	Form of Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2008	China Agri-Business, Inc.

	By:	Xiaolong Zhou
Name: Xiaolong Zhou
Title: Chief Financial Officer